Exhibit 10.12

RESTRICTED STOCK AWARD AGREEMENT

This Award Agreement (this “Agreement”) is made effective as of April 8, 2003, by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and Cesar Monroy (“Grantee”). For value received, the company hereby grants to Grantee a restricted stock award (this “Award”) of 10,000 shares (the “Awarded Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), effective as of April 8, 2003 (the “Grant Date”), upon and subject to the terms and conditions set forth herein.

TERMS AND CONDITIONS OF AWARD

1. GRANT. This Award shall evidence Grantee’s ownership of the Awarded Shares, and Grantee acknowledges that he will not receive a stock certificate representing the Awarded Shares unless and until the Awarded Shares vest as provided in this Award. The Awarded Shares will be held in custody for the Grantee, in a book entry account, until the Awarded Shares have vested in accordance with Section 2 of this Award. Upon vesting of the Awarded Shares, the Company shall instruct its transfer agent to deliver to Grantee all Awarded Shares or, upon request by Grantee in accordance with Section 4.1 of this Award, withhold that number of Awarded Shares necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 4.1 of this Award and thereafter instruct its transfer agent to deliver to Grantee all remaining Awarded Shares. Grantee agrees that the Awarded Shares shall be subject to all of the terms and conditions set forth in this Award, including, but not limited to, the forfeiture conditions set forth in Section 2.2 of this Award and the restrictions on transfer set forth in Section 2.3 of this Award.

2. AWARDED SHARES.

2.1 VESTING. Except as otherwise provided in any written agreement between the Grantee and the Company, or in Sections 2.2 and 2.3 of this Award, or unless the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) determines otherwise, 5,000 of the Awarded Shares shall vest on April 8, 2003 and the remaining 5,000 Awarded Shares shall vest on April 8, 2004 (each, a “Vesting Date”). Awarded Shares that have vested pursuant to this Award are referred to herein as “Vested Awarded Shares” and Awarded Shares that have not yet vested pursuant to this Award are referred to herein as “Unvested Awarded Shares.”

2.2 CONDITIONS OF FORFEITURE. Except as otherwise provided in any written agreement between the Grantee and the Company, or unless the Board or the Committee determines otherwise, if Grantee’s service as an employee of the Company is interrupted or terminated prior to the Vesting Date, all Unvested Awarded Shares shall, without further action of any kind by the Company or Grantee, be forfeited.

Unvested Awarded Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by the Grantee, and the Company shall have the full right to cancel any evidence of Grantee’s ownership of such forfeited Unvested Awarded Shares and to take any other action necessary to demonstrate that Grantee no longer owns such forfeited Unvested Awarded Shares automatically upon such forfeiture. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares. By acceptance of this Award, Grantee irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. The provisions of this Award regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

2.3 NON-TRANSFERABILITY. This Award may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that the Award may be transferred by will or by the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Except as otherwise determined by the Board or the Committee, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any Unvested Awarded Shares (each, a “transfer”). Any such transfer by Grantee in violation of this Section 2.3 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.

3. DIVIDEND AND VOTING RIGHTS. Subject to the restrictions contained in this Award, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Awarded Shares and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. In the event of forfeiture of Unvested Awarded Shares, Grantee shall have no further rights with respect to such Unvested Awarded Shares. However, the forfeiture of the Unvested Awarded Shares pursuant to Section 2.2 hereof shall not create any obligation to repay cash dividends received as to such Unvested Awarded Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Unvested Awarded Shares prior to forfeiture.

4. TAX MATTERS.

4.1 Upon written request from Grantee to the Company, which shall be provided to the Company not less than five business days prior to the applicable Vesting Date, the Company shall withhold from the Awarded Shares that otherwise would have been delivered to the Grantee a number of Awarded Shares necessary to satisfy all applicable federal, state and local income and employment tax withholding requirements (“Required Withholding”), and deliver the remaining Awarded Shares to the Grantee. The number of Awarded Shares to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding obligations shall be based on the fair market value of the Awarded Shares on the last business day prior to the date such Awarded Shares vest.

4.2 Grantee acknowledges that the tax consequences associated with the award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award.

4.3 Grantee understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Awarded Shares as of the Vesting Date. Grantee also understands that Grantee may elect to be taxed at Grant Date rather than at the time the Awarded Shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Company. GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY) WITHIN 30 DAYS OF THE GRANT OF AWARDED SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

5. GOVERNING LAW. This Award shall be construed, interpreted and enforced in accordance with the laws of the State of Texas without regard to any applicable conflicts of laws.

6. BINDING EFFECT. This Award shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 2 of this Award.

7. SEVERABILITY. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each other provision of this Award shall be severable and enforceable to the extent permitted by law.

8. AMENDMENT; WAIVER; MISCELLANEOUS. This Award may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in this Award may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

9. ENTIRE AGREEMENT. This Award embodies the entire agreement of the parties hereto with respect to the matters contained herein.

IN WITNESS WHEREOF, this Award has been executed as of the date first above written.

U.S. CONCRETE, INC.

By:	/s/ Eugene P. Martineau Eugene P. Martineau

/s/ Cesar Monroy
Cesar Monroy